Exhibit 5.1

601 Lexington Avenue

New York, NY 10022

United States

+1 212 446 4800

www.kirkland.com

                  , 2026

Tailored Brands, Inc.

530 7th Avenue, 7th Floor

New York, New York 10018

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to Tailored Brands, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of [    ] shares of its common stock, par value $0.001 per share (the “Common Stock”), which includes [    ] shares of Common Stock (the “Company Shares”) to be sold by the Company, [    ] shares of Common Stock (the “Firm Secondary Shares”) to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”) and up to [    ] additional shares of Common Stock to be sold by the Selling Stockholders upon exercise of the underwriters’ over-allotment option, if any (the “Secondary Option Shares” and, together with the Firm Secondary Shares, the “Secondary Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333 -297372), initially publicly filed with the Securities and Exchange Commission (the “Commission”) on July 10, 2026, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Company Shares and Secondary Shares are collectively referred to herein as the “Shares.”

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the form of Third Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement(the “Certificate of Incorporation”), (ii) the form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), proposed to be entered into by and among the Company, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), and the Selling Stockholders, (iii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares and (iv) the Registration Statement.

Tailored Brands, Inc.

               , 2026

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Company) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Company). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that, (1) when the Certificate of Incorporation is duly adopted and filed with the Secretary of State of the State of Delaware, the Company Shares will be duly authorized, and, when the Registration Statement becomes effective under the Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto and the Company Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable, and (2) the Secondary Shares (including any Secondary Option Shares) are duly authorized, validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this opinion is based exclusively on the General Corporation Law of the State of Delaware.

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the sale of the Shares.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Tailored Brands, Inc.

               , 2026

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

Sincerely,

KIRKLAND & ELLIS LLP